F2 BROADCAST NETWORK, INC (NV)

                          ACTION IN WRITING BY DIRECTOR

         The undersigned sole Director of F2 Broadcast Network, Inc., hereby adopts the following resolutions without a meeting pursuant to NRS 78.315, to-wit:

         RESOLVED, that Jennifer Merhib is hereby appointed to fill the position of Director on the Board of Directors of F2 Broadcast Network, Inc.;

         RESOLVED FURTHER, that Jennifer Merhib is hereby solely and unconditionally authorized to act on behalf of F2 Broadcast Network, Inc. and is hereby specifically authorized to pursue the Board's goal to merge F2 Broadcast Network, Inc. with a profitable growth company, while concurrently therewith seeking qualified individuals willing to serve on the Board of Directors of F2 Broadcast Network, Inc.; and

         BE IT FURTHER RESOLVED, that Jennifer Merhib shall be and she is hereby solely and unconditionally authorized to do any and all things necessary to manage the business and affairs of the corporation, including but not limited to the power to compromise, abandon, arbitrate, defend, enforce, and settle claims of or against the corporation, and to execute and deliver any and all instruments on behalf of said corporation in connection with the aforementioned goal in particular and the business and affairs of F2 Broadcast Network. Inc. in general.


                                           Director

Signed this 20th day November 2003.        /s/ Ronald Ratner
                                           ------------------------
                                           Ronald Ratner